SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2002 (October 25, 2002)

Gray Television, Inc.

(Exact name of registrant as specified in its charter)

Georgia	0-13796	58-0285030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4370 Peachtree Road, NE Atlanta, GA	30319
(Address of principal executive offices)	(Zip code)

(404) 504-9828

(Registrant’s telephone number, including area code)

SIGNATURES
EXHIBIT INDEX
Fourth Amended and Restated Loan Agreement
Press Release, Dated October 25, 2002

Item 2. Acquisition or Disposition of Assets.

     On October 25, 2002, Gray Television, Inc. (“Gray”) completed its acquisition of Stations Holding Company, Inc. (“Stations Holding”). Gray acquired Stations Holding by merging Gray’s newly formed wholly owned subsidiary, Gray MidAmerica Television, Inc. (“GMAT”) with and into Stations Holding.

     Prior to the merger, Stations Holding owned and operated 15 network affiliated broadcast television stations. Subsequent to the merger, Gray now owns and operates a total of 28 stations serving 24 television markets. The stations include 15 CBS affiliates, seven NBC affiliates and six ABC affiliates. The combined station group has 25 out of its 28 stations ranked first or second in viewing audience and 23 out of its 28 stations ranked first or second in local news audience within their respective markets. The combined group reaches over 5% of total U.S. TV households. In addition, with 15 CBS affiliated stations, Gray is the largest independent owner of CBS affiliates in the country. The combined station group has a significant presence in the Southeast, Southwest, Midwest and Great Lakes regions of the United States.

     Aggregate consideration paid was approximately $513.4 million which included a base purchase price of $502.5 million, transaction expenses of approximately $7.0 million and certain net working capital adjustments of $3.9 million. Gray funded the acquisition by issuing 30,000,000 shares of Gray Common Stock (NYSE ticker: GTN) to the public for net proceeds of approximately $231.7 million, with additional borrowings of $275.0 million under its amended bank loan agreement and with cash on hand.

     The terms of the acquisition, including the consideration paid by Gray, were determined in arms-length negotiations between Gray and the sellers and are set forth in the Agreement and Plan of Merger, dated as of June 4, 2002 by and among Stations Holding, Gray and GMAT.

     In connection with the acquisition, Gray entered into an amended loan agreement with a group of lenders whose primary agents were Wachovia Bank, National Association, Bank of America, N.A. and Deutsche Bank Trust Company Americas. The primary modifications to the loan agreement effected by the amendment were an increase in committed available credit and a decrease in interest rates. Under the amended loan agreement, committed available credit increased from $150.0 million to $450.0 million. Prior to the amendment, the loan agreement consisted of a $50.0 million revolving facility and a $100.0 million term facility. The revolving facility was increased to $75.0 million and the term facility was increased to $375.0 million.

     Under the amended revolving and term facilities, Gray, at its option, can borrow funds at an interest rate equal to the London Interbank Offered Rate (“LIBOR”) plus a margin or at the lenders’ base rate plus a margin. The base rate will generally be equal to the lenders’ prime rate. Interest rates under the amended revolving facility are base rate plus a margin ranging from 0.50% to 1.75% or LIBOR plus a margin ranging from 1.75% to 3.0%. Interest rates under the amended term facility are base plus a margin ranging

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from 1.25% to 1.75% or LIBOR plus a margin ranging from 2.50% to 3.00%. The applicable margin payable by Gray will be determined by Gray’s operating leverage ratio that is calculated quarterly.

     Immediately after the acquisition, Gray had $375.0 million of term loans outstanding under the amended bank loan agreement with $75 million of credit remaining available under the revolving facility.

     The lenders’ commitments for the revolving facility will reduce quarterly, as specified in the credit agreement, beginning March 31, 2004 and final repayment of any outstanding amounts under the revolving facility is due December 31, 2009. The term facility commences amortization in quarterly installments of $937,500 beginning March 31, 2004 through December 31, 2009 with the remaining outstanding balance payable in four equal quarterly installments beginning March 31, 2010. The final maturity date for any outstanding amounts under the term facility is December 31, 2010. Reference is made to the amended loan agreement, which is filed as an exhibit hereto and incorporated by reference herein.

     In connection with the amendment to the loan agreement, Gray incurred approximately $5.6 million in additional financing costs. These financing costs were funded through borrowings under the amended bank loan agreement.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

     The financial statements of the business acquired, as required by this Item 7(c), are incorporated herein by reference to pages F-1 to F-39 of Gray’s definitive proxy statement on Schedule 14A filed by Gray on August 15, 2002.

(b)	Pro Forma Financial Information.

     The pro forma financial information, as required by this item 7(b), is incorporated herein by reference to the caption “Unaudited Pro Forma Consolidated Financial Data” on pages S-19 through S-29 of Gray’s Prospectus Supplement filed by Gray pursuant to rule 424(b)(5) on October 18, 2002.

(c)	Exhibits.

(2.1)	Agreement of Plan of Merger, dated as of June 4, 2002, by and among Gray Television, Inc., Gray MidAmerica Television, Inc. and Stations Holding Company, Inc. incorporated by reference to Exhibit 2.1 to Gray’s Registration Statement on Form S-3 Registration Number 333-88694.

(99.1)	Fourth Amended and Restated Loan Agreement dated as of October 25, 2002 by and among Gray Television, Inc., as Borrower; The Financial Institutions Signatory Hereto, as Lenders; and Wachovia Bank, National Association, as Administrative Agent for the Lenders and Bank of America, N.A. as Syndication Agent and Deutsche Bank Trust Company Americas, as Documentation Agent

(99.2)	Press Release of Gray Television, Inc. issued on October 25, 2002.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc.

	By:	/s/ James C. Ryan
James C. Ryan Senior Vice President-Finance and Chief Financial Officer

Date: November 8, 2002

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EXHIBIT INDEX

(99.1)	Fourth Amended and Restated Loan Agreement dated as of October 25, 2002 by and among Gray Television, Inc., as Borrower; The Financial Institutions Signatory Hereto, as Lenders; and Wachovia Bank, National Association, as Administrative Agent for the Lenders and Bank of America, N.A. as Syndication Agent and Deutsche Bank Trust Company Americas, as Documentation Agent

(99.2)	Press Release of Gray Television, Inc. issued on October 25, 2002.

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